Filed Pursuant to Rule 433

Registration No. 333-149402

February 27, 2008

Issuer Free Writing Prospectus, dated February 27, 2008

Avon Products, Inc.

$250,000,000 4.800% Notes due 2013

The following information supplements the Preliminary Prospectus Supplement, dated February 27, 2008, filed pursuant to Rule 424(b)(3) promulgated under the Securities Act, Registration No. 333-149402.

Issuer:	Avon Products, Inc.

Security:	4.800% Notes due 2013

Size:	$250,000,000

Trade Date:	February 27, 2008

Settlement Date:	March 3, 2008

Maturity Date:	March 1, 2013

Coupon:	4.800%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2008

Day Count:	30/360

Price to Public:	99.855%

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Benchmark Treasury:	UST 2.875% due January 31, 2013

Benchmark Treasury Yield:	2.883%

Spread to Benchmark Treasury:	+ 195 bps

Yield:	4.833%

Make-Whole Call:	T + 30 bps

CUSIP:	054303 AT9

Anticipated Ratings:	A2 (negative outlook) by Moody’s Investors Service, Inc. A (stable outlook) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Senior Co-Managers:	Banc of America Securities LLC and J.P. Morgan Securities Inc.

Co-Managers:	Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Lazard Capital Markets LLC, Morgan Stanley & Co. Incorporated, and Santander Investment Securities Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Goldman, Sachs & Co. at 1-866-471-2526.

Avon Products, Inc.

$250,000,000 5.750% Notes due 2018

The following information supplements the Preliminary Prospectus Supplement, dated February 27, 2008, filed pursuant to Rule 424(b)(3) promulgated under the Securities Act, Registration No. 333-149402.

Issuer:	Avon Products, Inc.

Security:	5.750% Notes due 2018

Size:	$250,000,000

Trade Date:	February 27, 2008

Settlement Date:	March 3, 2008

Maturity Date:	March 1, 2018

Coupon:	5.750%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2008

Day Count:	30/360

Price to Public:	99.655%

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Benchmark Treasury:	UST 3.500% due February 15, 2018

Benchmark Treasury Yield:	3.846%

Spread to Benchmark Treasury:	+ 195 bps

Yield:	5.796%

Make-Whole Call:	T + 35 bps

CUSIP:	054303 AU6

Anticipated Ratings:	A2 (negative outlook) by Moody’s Investors Service, Inc. A (stable outlook) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Senior Co-Managers:	Banc of America Securities LLC and J.P. Morgan Securities Inc.

Co-Managers:	Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Lazard Capital Markets LLC, Morgan Stanley & Co. Incorporated, and Santander Investment Securities Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Goldman, Sachs & Co. at 1-866-471-2526.